Exhibit  99.2


                                   MEASUREMENT
                                   SPECIALTIES

        Measurement Specialties Announces Acquisition of Entran Devices,
           A Manufacturer of Acceleration, Pressure and Force Sensors.


Fairfield, NJ, July 19, 2004 - Measurement Specialties, Inc. (AMEX: MSS), a designer and manufacturer of sensors and sensor-based consumer products, announced today it has acquired the capital stock of Entran Devices, Inc. and Entran SA. for $9.5 million ($6 million cash at close plus the assumption/discharge of $1.5 million in debt, and $2 million in deferred payment). Furthermore, the principles of Entran can earn an additional $1 million based on meeting certain performance targets. The transaction is expected to close today.

"Entran represents an ideal acquisition opportunity for MSI" commented Frank Guidone, Company CEO. "Entran provides concentration in niche sensor markets, and the MSI/Entran combination will yield attractive synergies. On a run-rate, stand-alone basis, we expect Entran to contribute approximately $11 million in net sales and $0.8 million in pre-tax income. Additionally, we anticipate post-close synergies to generate an incremental $1.0 to $1.5 million of annual pre-tax income in fiscal 2006."

Entran (www.entran.com), based in Fairfield, NJ and Les Clayes-sous-Bois,
        --------------
France, is a designer/manufacturer of acceleration, pressure and force sensors sold primarily to the automotive crash test and motorsport racing markets. Their primary products include piezo-resistive accelerometers sold to various customers for use in destructive automotive crash testing, both on crash dummies and on the car itself. Entran sells its products to a wide variety of OEM and end-user customers, including Peugeot, Ferrari, Hyundai/Kia, Daimler-Chrysler and Toyota Motorsport.

Mr. Guidone added "MSI has had some recent success in the crash test market through its program with Ford. This, combined with Entran's established position in the crash market, will result in MSI/Entran controlling meaningful share of this niche. Additionally, given the combined operational and sales synergies post-close, we believe the transaction will provide MSI/Entran the ability to more aggressively pursue this market, as well as other core Entran markets. We will cover the transaction in more detail in the upcoming quarterly call."

William F. Caplan, President Entran Devices, Inc., commented, "The combination of MSI's technology and low cost capability coupled with Entran's 30-year history providing high-end sensor applications provides a unique opportunity for market expansion. The increased production capacity provided by MSI will greatly enhance Entran's ability to meet expanding customer needs."

     Company Contact:  Frank Guidone, CEO, 973 808-3020
     Investor Contact:  Aimee Boutcher, 973 239-2878



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